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                                                                  EXHIBIT 99



FOR IMMEDIATE RELEASE                     CONTACT: PATRICK M. DONOVAN
AUGUST 27, 1996                                    ARV ASSISTED LIVING, INC.
                                                   (714) 751-7400


             ARV ASSISTED LIVING ANNOUNCES ACQUISITION OF MAJORITY
                   INTEREST IN 10 ASSISTED LIVING FACILITIES

             ACQUISITION OF 92-UNIT RETIREMENT FACILITY IN VIRGINIA


         COSTA MESA, CALIF., AUGUST 27, 1996 -- ARV Assisted Living, Inc. (NASDAQ: ARVI) today announced it has completed the acquisition of a majority ownership interest in American Retirement Villas Properties II, a California limited partnership and the acquisition of a 92-unit retirement facility in Virginia.

         The Company reports that it has acquired an additional 6.1% interest in American Retirement Villas Properties II for approximately $1.5 million. Combined with the previously announced acquisition of a 44.6% interest for approximately $11.2 million, the Company now owns a 50.7% majority interest in the partnership. ARV Assisted Living will now consolidate the operations of the partnership for financial reporting purposes.

         American Retirement Villas Properties II owns or leases 10 assisted living facilities containing 941 units. The assisted living facilities, which are all located in California, had an average occupancy of 93% as of June 30, 1996. American Retirement Villas Properties II reported total revenue of $8.7 million and net income of $519,000 for the six-month ended June 30, 1996.

         ARV Assisted Living Chairman Gary L. Davidson said, "Our acquisition of the majority interest in American Retirement Villas Properties II is consistent with our long term strategy of increasing the number of assisted living facilities owned or leased by the Company."

         ARV Assisted Living also announced closing the transaction to acquire Gayton Terrace, a 92-unit retirement facility in Richmond, Virginia. The Company plans to add a 40-unit annex on the property.

         ARV Assisted Living, one of the largest operators of assisted living facilities in the nation, currently operates 39 facilities throughout the United States containing 4,915 units. Fourteen additional facilities are under development in California, Colorado, Florida, Massachusetts, Nevada, New Jersey, New Mexico, New York and Texas which, when completed, will bring the total number of assisted living facilities to 53 located in thirteen states.

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